EXHIBIT 10.4

SONESTA INTERNATIONAL HOTELS CORPORATION

Summary of Director Compensation

The following is a summary of the currently effective compensation of the directors of Sonesta International Hotels Corporation (the “Company”) for services as directors, which is subject to modification at any time by the Board of Directors.

I.                                         Outside Directors shall receive $25,000 per year, payable in quarterly installments.

II.                                     In addition to other Director compensation, the Chairman of the Audit Committee shall receive $5,000 per year.